Exhibit 99.1

Ultralife Batteries, Inc. Elects Anthony J. Cavanna to Board of
Directors

    NEWARK, N.Y.--(BUSINESS WIRE)--Dec. 17, 2003--Ultralife Batteries, Inc., (NASDAQ:ULBI) announced the election of Anthony J. Cavanna to its board of directors. Cavanna, 64, until recently was chief financial officer and is executive vice president and a director of Trex Company, Inc., the nation's largest manufacturer of alternative decking products. Ultralife's board of directors elected Cavanna during its December 11 meeting. Cavanna plans to retire from his executive position with Trex Company at the end of 2003.
    Before forming Trex in 1996 by leading a management buyout from Mobil Chemical Company, Cavanna spent 33 years in a variety of positions with Mobil, including group vice president, vice president-planning and finance, vice president of Mobil Chemical and general manager of its Films Division Worldwide, president and general manager of Mobil Plastics Europe and vice president-planning and supply of the Films Division. Mr. Cavanna received a B.S. degree in chemical engineering from Villanova University and a M.S. degree in chemical engineering from the Polytechnic Institute of Brooklyn.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said: "We are extremely pleased, and fortunate, to have Tony join our board. With his many years of technical, management and financial experience at one of the largest worldwide petrochemical companies, he brings a wealth of extensive knowledge that will further enhance Ultralife's goal to create continued growth and value for our shareholders."

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
    Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
              or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
              or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com